January 8, 2009

Mr. Stephen Soller

Chief Executive Officer

Panglobal Brands Inc.

2853 E. Pico Blvd.

Los Angeles, California 90023

Dear Mr. Soller:

Effective December 8, 2008, the personnel of Grobstein Horwath & Company LLP (“GHC”), have joined with Crowe Horwath LLP. As a result of this event, the client-auditor relationship between Panglobal Brands Inc. (Commission File Number 333-131531) and GHC, independent registered public accounting firm, has ceased.

Sincerely,

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California

cc:	PCAOB Letter File Office of the Chief Accountant Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549-7561